Exhibit 3.14

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

AMERIPATH FLORIDA, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of AmeriPath Florida, LLC (the “Company”), effective as of 11:59 p.m. on the 11th day of February, 2004, is made by AmeriPath, Inc., a Delaware corporation, as the sole member of the Company (the “Member”).

THE AGREEMENT

NOW, THEREFORE, the Member hereby certifies as follows:

1.             FORMATION.

1.1           Organization.  Effective with the filing of the Certificate of Formation (the “Certificate”), the Company, constituted a limited liability company formed pursuant to the Delaware Limited Liability Company Act (the “Delaware Act”) and other applicable laws of the State of Delaware.  The Member shall, when required, file such amendments to or restatements of the Certificate, in such public offices in the State of Delaware or elsewhere as the Member deems advisable to give effect to the provisions of this Agreement and the Certificate, and to preserve the character of the Company as a limited liability company.

1.2           Tax Classification.  It is the Member’s express intention that, in accordance with Internal Revenue Service Treasury Regulations Sections 301.7701-2 and 301.7701-3 and corresponding provisions of applicable state tax laws (and any successor provisions), the Company be disregarded as an entity separate from the Member for all income tax purposes.  To that end

(a)           The Member and the Company will take no action that would terminate the Company’s eligibility to be a disregarded entity (such as, for instance, Issuance of Additional Interests as described in Section 12) or that would constitute a Transfer of the Membership Interest that results in the Company having more than one Member, or any action that would cause the Company to become an association taxable as a corporation within the meaning of Treasury Regulations Section 301.7701-2(b)(2) (a “Contrary Action”), in each case absent a written statement of consent by the Member to act in contravention of such intentions.  It is the intention of the Member and the Company that there only be one Member of the Company at any time and that the Membership Interest shall be the only interest in the Company outstanding at any time.  Any Contrary Action taken by the Member or the Company that is not accompanied by a written statement of consent by the Member to proceed notwithstanding the conflict between the Contrary Action and the intentions expressed in this Section 1.2 shall be null and void and of no force or effect whatsoever.  The Company shall not record on its books and records any purported Issuance of Additional Interests or any purported Transfer of the

Membership Interest that is a Contrary Action not otherwise permitted under this Agreement.  For purposes of this Agreement, a “Transfer” means a voluntary or involuntary assignment, sale or other transfer of disposition of a membership interest, including any pledge, or the granting of a security interest, lien or other encumbrance in or against, any membership interest in the Company.

(b)           For any period that the Company is a disregarded entity, all of the Company’s items of income, gain, deduction, loss and credit will be included directly in the federal (and applicable state) income tax returns of the Member as though the Company were a branch or division of the Member.

2.             NAME; PLACE OF BUSINESS; REGISTERED OFFICE AND AGENT.

The Company shall be conducted under the name of “AmeriPath Florida, LLC,” or such other name as the Member shall hereafter designate.  The initial principal office and place of business of the Company shall be located at 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404.  The initial registered agent for service of process at the registered office of the Company shall be Corporation Service Company.  The initial registered office of the Company shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

3.             PURPOSE.

The purpose of the Company is to engage in any lawful activity and exercise all powers which may be legally exercised by limited liability companies under the Delaware Act.

4.             STATUTORY COMPLIANCE.

The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware.  The Member shall execute and file such documents and instruments as may be necessary or appropriate with respect to the conduct of business by the Company.

5.             TITLE TO COMPANY PROPERTY.

All property shall be owned by the Company and, insofar as permitted by applicable law, the Member shall have no ownership interest in the property.  Except as otherwise provided by law, an ownership interest in the Company shall be personal property for all purposes.

6.             MANAGEMENT OF THE COMPANY.

6.1           Management and Authority.  The business and affairs of the Company shall be managed by its Member.  Except as otherwise provided by applicable law and this Agreement, the Member shall have sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, including, without limitation, the right and power to appoint individuals to serve as officers of the Company (“Officers”) and to delegate authority to such Officers.  The signature of any officer of the Member on any document purporting to bind the Company shall constitute exclusive evidence to third parties of the authority of such person to execute such document on behalf of the Company and so bind the Company.

6.2           Liability of the Member.

6.2.1        The failure of the Company or the Member to observe any formalities relating to the management or operation of the Company’s business or affairs shall not be grounds for imposing personal liability on the Member.

6.2.2        Subject to the limitations of the Delaware Act, the Member or any affiliate of the Member may transact business freely with the Company and no transaction with the Company by the Member or any affiliate of the Member shall be void or voidable solely because the Member or any affiliate has an interest, direct or indirect, in the transaction.

6.2.3        The Member is not required to devote its full time to the performance of its duties under this Agreement and may have or engage in other business interests.  The Member will not incur any liability to the Company or any other person solely by engaging in any other business or venture.

6.3           Officers.  The Member may appoint Officers and delegate authority to such Officers to implement the decisions of the Member, including, but not limited to, the administration of the day-to-day business of the Company and, subject to the other provisions of this Agreement, the administration of the ordinary and usual business affairs of the Company, and the Officers so appointed shall be responsible for such implementation.  Except as expressly provided to the contrary in this Agreement, and except as otherwise directed by the Member, the Officers are authorized to make decisions relating to the day-to-day affairs of the Company and to implement such decisions.  In addition, the Member may delegate to the Officers such responsibilities as deemed appropriate by approval of the Member, including, but not limited to, the right to execute and deliver instruments on behalf of the Company.  Initial Officers are as follows:

President	Joseph A. Sonnier, M.D.

Vice President, Secretary and Treasurer	David L. Redmond

Vice President	Martin J. Stefanelli

Assistant Secretary and Assistant Treasurer	Stephen A. Dillemuth

6.4           Removal of Officers.  Any of the Officers may be removed by the Member at any time, by written notice of such removal given without any prior notice or warning, for any reason whatsoever, and the Member shall appoint such Officer’s successor.

6.5           Compensation for Services.  Compensation of Officers shall be as approved by the Member.

6.6           Liability of the Officers and Member.

6.6.1        No Member or Officer shall be liable to the Company or to the Member, in damages or otherwise, for any error of judgment, for any mistake of fact or of law, or for any other act or thing which such Member or Officer, as applicable, may do or refrain from doing in connection with the business and affairs of the Company except to the extent required by this Agreement, the Delaware Act and other applicable law.

6.6.2        If the Delaware Act is hereafter amended to authorize the further elimination or limitation of the liability of members or managers, then the liability of the Member and Officers, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Act.  In the event that any of the provisions of this Section 6.6 (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

7.             INDEMNIFICATION OF THE MEMBER AND THE OFFICERS.

7.1           Generally.

7.1.1        The Company, its receiver or its trustee shall indemnify, save harmless, and pay all judgments and claims against the Member or any Officer relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Member or any Officer in connection with the business of the Company, including attorneys’ fees incurred by the Member or any Officer in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by the Delaware Act and applicable law.

7.1.2        The Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of the Member or any Officer who for the benefit of the Company makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and who suffers any financial loss as the result of such action.

7.2           Insurance.  The Company may purchase and maintain insurance on behalf of any one or more indemnitees under Section 7.1 and such other persons as the Member shall determine against any liability which may be asserted against or expense which may be incurred by such person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such person against such liability or expense under the provisions of this Agreement.  The Company may enter into indemnity contracts with indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 7.2 and containing such other procedures regarding indemnification as are appropriate.

7.3               Indemnification of Employees and Agents.  The Company may indemnify and advance expenses under this Section 7 to an employee or agent of the Company who is not a Member or Officer to the same extent and subject to the same conditions that it may indemnify and advance expenses to a Member.

8.             RIGHTS AND OBLIGATIONS OF THE MEMBER.

8.1           Limitation on Member’s Liabilities.  The Member’s liability shall be limited as set forth in this Agreement, the Delaware Act and other applicable law.  The Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company beyond the amount contributed by the Member to the capital of the Company, except as provided by the Delaware Act.

8.2           Voting Rights.  Except as otherwise specifically set forth in this Agreement, the Member shall have only the voting rights set forth in the Delaware Act.

8.3           Action by Member Without a Meeting.  Any action required or permitted to be taken by the Member may be taken with or without a meeting, and with or without any written consents or other writings describing the action taken.

8.4           Effects of Events Resulting in Cessation of Membership.

8.4.1        The Member will remain a member of the Company in the event of becoming a bankrupt or executing an assignment for the benefit of creditors or the dissolution of the Member.

8.4.2        If the Member is dissolved or terminated, the powers, rights and obligations of the Member shall be passed onto and exercised by its successor or personal representative.

8.5           Certificated Membership Interests.  The Company shall, upon the request of the Member, issue a certificate to the Member, executed by an officer of the Company authorized by the Member hereto, representing such Member’s membership interest.  Any such certificate representing the Member’s membership interest shall be deemed a “security” as defined in Section 8-102(a)(15) of the Uniform Commercial Code as in effect in the State of Delaware from time to time.

9.             CAPITAL CONTRIBUTIONS.

9.1           Capital Contributions.  The Member will be credited with making an initial capital contribution to the capital of the Company as reflected on the Company’s books and records (the “Initial Capital Contribution”).  The Member may, but is not required to, contribute such other amounts or property as it may from time to time deem necessary or appropriate (“Additional Capital Contributions”).  Any Additional Capital Contributions made by the Member shall be reflected on the Company’s books and records.  Only the holder of the Membership Interest shall have the right to make Additional Capital Contributions and to recover (to the extent permitted under this Agreement) any Initial Capital Contribution or Additional Capital Contribution.  No

Additional Capital Contribution shall be in exchange for additional membership interests in the Company or any other consideration from the Company.

9.2           Advances.  The Member or any other person may advance funds to the Company as approved by the Member.  The amount of any such advance is not an increase in the Member’s capital contribution nor will it be reflected in any capital account of the Company.  The amount of any such advance shall instead create indebtedness owing by the Company to the Member or such other person advancing funds, at such rates and on such terms as determined reasonably by the Member.  Any repayment relating to an advance will not create a deemed equity interest in the Company.

9.3           Return of Capital Contributions.  Except as otherwise provided in this Agreement, the Member shall be entitled to a return of its capital contributions only upon the dissolution and winding up of the Company as provided in Article 13.

9.4           No Interest.  No interest will be paid by the Company on the Initial Capital Contribution or any Additional Capital Contributions.

10.          DISTRIBUTIONS.  All distributions by the Company shall be made at the discretion of the Member.  No distribution may be made if such distribution will violate the restrictions of Delaware Act.

11.          BOOKS AND RECORDS.

11.1         Availability.  At all times during the existence of the Company, the Member shall keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company’s business.  Such books and records, whether financial, operational or otherwise and including a copy of this Agreement and any amendments, shall at all times be maintained at the principal place of business of the Company.

11.2         Tax Returns.  The Member shall cause an accountant to prepare all tax returns which the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

11.3         Depositories.  The Member shall maintain or cause to be maintained one or more accounts for the Company in such depositories as the Member shall select.  All receipts of the Company from whatever source received (but no funds not belonging to the Company) shall be deposited to such accounts, and all expenses of the Company shall be paid from such accounts.  Unless otherwise determined by the Member, all signatories on any such account shall be bonded under a blanket commercial bond insuring the Company against loss, and such accounts shall be insured against loss from forgery.

12.          ADMISSION OF ADDITIONAL MEMBERS.

The Company may have more than one member by issuing a membership interest to a person other than the Member (“Issuance of Additional Interest”) only if the Member executes a written statement of consent to the Issuance of Additional Interest.  In connection with any Issuance of Additional Interest in accordance with this Article 12, this Agreement will be amended and restated in its entirety by approval of all the Members and the Company.  Any purported Issuance of Additional Interest undertaken other than in accordance with this Article 12 will be treated in accordance with Section 1.2(a).

13.          DISSOLUTION.

13.1         Events Causing Dissolution.  The Company shall be dissolved and its affairs wound up only upon the following:

(a)           the written consent of the Member; or

(b)           upon entry of a decree of judicial dissolution.

The Company shall continue and shall not dissolve as a result of any event specified in Section 18-801(a) of the Delaware Act, so long as, as a result of any such occurrence, the Member’s successor, or its designee, becomes a Member in accordance with the provisions of the Delaware Act.

13.2         Liquidation of Property and Application of Proceeds.

13.2.1      Winding Up.  Upon the dissolution of the Company, the Member shall wind up the Company’s affairs in accordance with the Delaware Act.  In winding up the affairs of the Company, the Member is authorized to take any and all actions contemplated by the Delaware Act as permissible, including, without limitation:

(i)            prosecuting and defending suits, whether civil, criminal, or administrative;

(ii)           settling and closing the Company’s business;

(iii)          liquidating and reducing to cash the property as promptly as is consistent with obtaining its fair value;

(iv)          discharging or making reasonable provision for the Company’s liabilities; and

(v)           distributing the proceeds of liquidation and any undisposed property.

13.2.2      Distribution of Proceeds.  Upon the winding up of the Company, the Member shall distribute the proceeds and undisposed property as follows:

(i)            to creditors, including the Member if the Member is a creditor (to the extent and in the order of priority provided by law) in satisfaction of liabilities of the Company, whether by payment or the making of reasonable provisions for payment thereof; and

(ii)           thereafter, to the Member.

14.          MISCELLANEOUS.

14.1         Amendment.  This Agreement may only be amended by the Member in writing.

14.2         Severability.  In the event of the invalidity of any provision of this Agreement, such provision is deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement.

14.3         Applicable Law.  Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Delaware.

14.4         Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

14.5         Captions.  Captions and headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

14.6         Person and Gender.  The masculine gender includes the feminine and neuter genders and the singular includes the plural.

14.7         Benefits and Burdens.  The terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the Member.

[Signatures on following page]

IN WITNESS WHEREOF, the sole Member has executed this Agreement as of the date first above written.

MEMBER:

AMERIPATH, INC., as sole member

By:	/s/ DAVID L. REDMOND
Name David L. Redmond
Title: Executive Vice President and CFO